Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Takes Corrective Actions in Response to Nasdaq Determination

August 28, 2007 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) (the “Company”) today announced that it had received a Deficiency Letter (the “Letter”) from Nasdaq indicating that the Company’s recently completed registered offering of Series C 3% Convertible Preferred Stock (the “Series C Preferred”) and warrants did not comply with voting rights requirements set forth in Nasdaq Marketplace Rule 4351 and IM 4351. The Nasdaq staff verbally notified the Company of such noncompliance on August 9, 2007, and, in response to this verbal notification, the Company took action to cure the deficiency by amending the Articles of Amendment of the Company’s Articles of Incorporation, which set forth the rights and preferences of the holders of the Series C Preferred (the “Articles of Amendment”). The amendment to the Articles of Amendment (the “Amendment”) adjusted the conversion ratio of the Series C Preferred for purposes of the voting rights provision of the Articles of Amendment, and had the effect of reducing the number of votes that the holders of the Series C Preferred have because it increased the conversion price from $3.90 to $4.53 for purposes of the voting rights provision. The Amendment did not change the conversion price in any other provision of the Articles of Amendment, including but not limited to the provision on conversion of such Series C Preferred into shares of common stock.

The Letter confirms that, subject to the public announcement requirements of Nasdaq Marketplace Rule 4803(a), the Company has regained compliance with Nasdaq Marketplace Rule 4351 and IM 4351 and the matter is now closed.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

www.cticseattle.com